SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 7, 2001


                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)



       Delaware                        0-12957                     22-237286
(State or other jurisdiction        (Commission                  (IRS Employer
     of incorporation)              File Number)                Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (732) 980-4500
                                                           --------------


                                      N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

ENZON REPORTS SECOND QUARTER FISCAL YEAR 2001 EARNINGS
------------------------------------------------------


     Enzon, Inc. announced today its financial results for the second quarter of fiscal year (FY) 2001. For the quarter, the Company reported net earnings of $2,137,000 or $0.05 per diluted share, as compared to a net loss of $1,510,000 or $0.04 per diluted share, for the same period in FY 2000. The earnings for the quarter were principally due to increased sales and royalties earned on sales of products which utilize the Company's PEG technology, and increased interest income resulting from capital raised in the Company's public offering completed in March 2000. The Company had total cash and interest-bearing investments of approximately $122 million as of December 31, 2000.

     Sales and royalties earned on sales of products which utilize the Company's PEG technology, increased by approximately $2,255,000 or 60% during the quarter ended December 31, 2000, as compared to the prior year, primarily due to increased ONCASPAR(R) sales and the royalties earned on sales of PEG-INTRON. PEG-INTRON was approved by the European Union in May 2000 and is now being sold in Europe for the treatment of hepatitis C. PEG-INTRON received marketing authorization from the United States Food and Drug Administration in January 2001 and is expected to be available in the United States beginning in February 2001. PEG-INTRON is a modified form of Schering-Plough's INTRON(R)A (interferon alfa-2b, recombinant) that was developed using Enzon's PEG technology to have longer-acting properties. Under the Company's licensing agreement with Schering-Plough, Enzon is entitled to royalties on worldwide sales of PEG-INTRON and milestone payments.

     The increase in ONCASPAR sales was due to the lifting of the FDA distribution and labeling restrictions that had been in place during the prior year's second quarter. These restrictions were related to a previously disclosed manufacturing problem and resulted in the prior year's sales being significantly lower. During October 2000, the FDA gave final approval to the Company's manufacturing changes to correct these manufacturing problems and removed all previously imposed distribution and labeling restrictions. This will allow for the resumption of normal distribution and labeling of this product by the Company's marketing partner, Aventis Pharmaceuticals (formerly Rhone-Poulenc Rorer Pharmaceuticals, Inc.), which is expected to take place in calendar 2001. Resumption of normal distribution and labeling will result in lower revenues to Enzon from this product in future quarters when Aventis resumes distribution of the product and the Company's revenue stream reverts back to a 27.5% royalty rate on net sales.

     Cost of sales, as a percentage of sales, decreased to 15%, as compared to 21% for the comparable quarter of the previous year. The decrease was due to the resolution of the previously disclosed ONCASPAR manufacturing problem which resulted in prior year inventory reserves and manufacturing inefficiencies, as well as the royalty revenue related to PEG-INTRON which does not have a corresponding cost of sales. Schering-Plough bears all manufacturing costs related to PEG-INTRON.

     Research and development expenses for the quarter ended December 31, 2000 increased by 30% to $2,509,000, as compared to $1,933,000 for the quarter ended December 31, 1999. The increase was due primarily to increases in research personnel and increased expenses related to clinical and preclinical activities for PROTHECAN(TM), PEG-paclitaxel, and other PEG products in preclinical development. The Company filed an IND for PEG-paclitaxel during December 2000 and is planning to begin Phase I clinical trials during the first half of calendar 2001. Research and development expenses are expected to continue to increase significantly as PROTHECAN and PEG-paclitaxel advance further along in clinical development and additional compounds enter clinical trials.

     Selling, general and administrative expenses for the quarter ended December 31, 2000 decreased by 11% to $2,514,000, as compared to $2,810,000 for the prior year. This decrease was primarily due to the timing of expenditures related to legal fees associated with patent filing and litigation costs.

     Interest and dividend income for the second quarter FY 2001 increased by $1,756,000 to $2,055,000, as compared to $299,000 for the prior year. This increase was due to an increase in interest bearing investments.

     For the six months ended December 31, 2000, the Company reported net income of $2,709,000 or $0.06 per diluted share, as compared to a net loss of $3,460,000 or $0.09 per diluted share for the six months ended December 31, 1999. The earnings for the current year period were primarily due to increased sales and royalties earned on sales of products which utilize the Company's PEG technology and increased interest income as a result of increased interest-bearing investments.

                          ENZON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Three Months ended December 31, 2000 and 1999
                                   (unaudited)

                                                                     December 31,                December 31,
                                                                         2000                        1999
                                                                   --------------------------------------------
Revenues:
Sales and royalties                                                   $6,002,201                  $3,746,768
Contract revenue                                                          16,944                      18,304
                                                                       ---------                   ---------
Total revenues                                                         6,019,145                   3,765,072
                                                                       ---------                   ---------
Costs and expenses:
  Cost of sales                                                          871,024                     792,921
  Research and development expenses                                    2,508,672                   1,932,969
  Selling, general and administrative expenses                         2,513,810                   2,810,438
                                                                       ---------                   ---------

  Total costs and expenses                                             5,893,506                   5,536,328
                                                                       ---------                   ---------
 Operating income (loss)                                                 125,639                  (1,771,256)
                                                                       ---------                   ---------
Other income (expense):
  Interest and dividend income                                         2,055,488                     298,725
  Interest expense                                                            --                       (926)
  Other                                                                     (22)                    (36,274)
                                                                       ---------                   ---------
                                                                       2,055,466                     261,525
                                                                       ---------                   ---------

Net income (loss) before taxes                                         2,181,105                 ($1,509,731)

     Provision for income taxes                                           43,622                          --
                                                                       ---------                  ----------

     Net income (loss) after taxes                                    $2,137,483                 ($1,509,731)
                                                                       =========                  ==========


Basic earnings (loss) per common share                                     $0.05                      ($0.04)
                                                                           =====                     =======

Diluted earnings (loss) per common share                                   $0.05                      ($0.04)
                                                                           =====                     =======

Weighted average number of common shares
  issued and outstanding                                              41,568,723                  37,020,464
                                                                      ==========                  ==========

Weighted average number of common shares issued
  and outstanding and dilutive potential common shares                43,850,319                  37,020,464
                                                                      ==========                  ==========

                          ENZON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Six Months ended December 31, 2000 and 1999
                                   (unaudited)


                                                                                December 31,             December 31,
                                                                                    2000                     1999
                                                                             -----------------------------------------
Revenues:
Sales and royalties                                                             $10,949,469              $6,616,903
Contract revenue                                                                    243,290                  61,982
                                                                                 ----------               ---------
Total revenues                                                                   11,192,759               6,678,885
                                                                                 ----------               ---------
Costs and expenses:
  Cost of sales                                                                   1,872,212               1,971,482
  Research and development expenses                                               5,145,269               3,590,252
  Selling, general and administrative expenses                                    5,588,037               5,136,409
                                                                                  ---------               ---------

  Total costs and expenses                                                       12,605,518              10,698,143
                                                                                 ----------              ----------
      Operating loss                                                             (1,412,759)             (4,019,258)
                                                                                 ----------              ----------
Other income (expense):
  Interest and dividend income                                                    4,164,701                 599,222
  Interest expense                                                                       --                  (3,884)
  Other                                                                              11,869                 (36,274)
                                                                                 ----------              ----------
                                                                                  4,176,570                 559,064
                                                                                 ----------              ----------

Net income (loss) before taxes                                                    2,763,811              (3,460,194)

     Provision for income taxes                                                      55,276                      --
                                                                                 ----------              ----------

     Net income (loss) after taxes                                               $2,708,535             ($3,460,194)
                                                                                 ==========              ==========


Basic earnings (loss) per common share                                                $0.07                  ($0.09)
                                                                                      =====                 =======

Diluted earnings (loss) per common share                                              $0.06                  ($0.09)
                                                                                      =====                 =======

Weighted average number of common shares
  issued and outstanding                                                         41,335,006               36,835,399
                                                                                 ==========               ==========

  Weighted average number of common shares issued and outstanding and
  dilutive potential common shares                                               43,555,087               36,835,399
                                                                                 ==========               ==========


     Except for the historical information herein, the matters discussed in this Form 8-K include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in Enzon's Form 10-K, Form 10-Q's and Form 8-K on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for Enzon's products and expanded indications for such products, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 13, 2000


                                                        ENZON, INC.
                                                   -----------------------------
                                                       (Registrant)


                                             By:  /s/ Kenneth J. Zuerblis
                                                  ------------------------------
                                                  Kenneth J. Zuerblis
                                                  Vice  President, Finance and
                                                  Chief Financial Officer